Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
SECOND QUARTER OF FISCAL 2015

BOISE, Idaho, April 1, 2015 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its second quarter of fiscal 2015, which ended March 5, 2015. Revenues for the second quarter of fiscal 2015 (a 13-week fiscal quarter) were $4.17 billion and were 9 percent lower compared to the first quarter of fiscal 2015 (a 14-week fiscal quarter) and 1 percent higher compared to the second quarter of fiscal 2014. Cash flows from operations were $1.25 billion for the second quarter of fiscal 2015. The first quarter of fiscal 2015 included an additional week, consistent with the company's 52/53 week fiscal year. On a normalized basis, revenues for the second fiscal quarter of 2015 were down 2 percent sequentially.
"Micron posted another solid quarter in our fiscal Q2 2015," said Micron CEO Mark Durcan. "We are pleased with our progress on technology and product migrations and remain confident in the performance of our business."

GAAP Income and Per Share Data – On a GAAP(1) basis, net income attributable to Micron shareholders for the second quarter of fiscal 2015 was $934 million, or $0.78 per diluted share, compared to net income of $1.00 billion, or $0.84 per diluted share, for the first quarter of fiscal 2015 and net income of $731 million, or $0.61 per diluted share, for the second quarter of fiscal 2014.

Non-GAAP Income and Per Share Data – On a non-GAAP(2) basis, net income attributable to Micron shareholders for the second quarter of fiscal 2015 was $941 million, or $0.81 per diluted share, compared to net income of $1.14 billion, or $0.97 per diluted share, for the first quarter of fiscal 2015. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

Revenues for the second quarter of fiscal 2015 were 9 percent lower compared to the first quarter of fiscal 2015 primarily due to declines in DRAM unit volumes as a result of one less week in the second quarter of fiscal 2015, and to decreases in average selling prices for both NAND and DRAM. The company's overall consolidated gross margin of 34 percent for the second quarter of fiscal 2015 was down 2 percent compared to the first quarter of fiscal 2015 primarily due to lower average selling prices for NAND and DRAM, partially offset by lower manufacturing costs.
Investments in capital expenditures were $853 million for the second quarter of fiscal 2015. The company ended the second quarter of fiscal 2015 with cash and marketable investments of $6.35 billion.

The company will host a conference call Wednesday, April 1, 2015 at 2:30 p.m. MT to discuss its financial results. The call, audio, slides, other operational and financial information, and guidance will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company's website until April 1, 2016. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 6063446) beginning at 5:30 p.m. MT, Wednesday, April 1, 2015 and continuing until 5:30 p.m. MT, Wednesday, April 8, 2015. For Investor Relations and other company updates, follow @MicronTech on Twitter at https://twitter.com/MicronTech.
Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron's broad portfolio of high-performance memory technologies – including DRAM, NAND and NOR Flash – is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications. Micron's common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which the company's management excludes in analyzing the company's operating results and understanding trends in the company's earnings. Non-GAAP also includes the impact on shares used in per share calculations of the company's outstanding capped call transactions. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Mar 5, 2015	Dec 4, 2014	Feb 27, 2014	Mar 5, 2015	Feb 27, 2014
Net sales	$4,166	$4,573	$4,107	$8,739	$8,149
Cost of goods sold	2,761	2,935	2,704	5,696	5,465
Gross margin	1,405	1,638	1,403	3,043	2,684
Selling, general and administrative	187	193	177	380	353
Research and development	379	376	344	755	664
Other operating (income) expense, net (1)	(16)	(16)	13	(32)	247
Operating income	855	1,085	869	1,940	1,420
Interest income (expense), net	(75)	(83)	(77)	(158)	(173)
Other non-operating income (expense), net (2)	(6)	(49)	(122)	(55)	(202)
Income tax (provision) benefit (3)	(47)	(75)	(63)	(122)	(143)
Equity in net income of equity method investees (4)	208	124	134	332	220
Net (income) loss attributable to noncontrolling interests	(1)	1	(10)	—	(33)
Net income attributable to Micron	$934	$1,003	$731	$1,937	$1,089

Earnings per share:
Basic	$0.87	$0.94	$0.69	$1.81	$1.03
Diluted	0.78	0.84	0.61	1.62	0.91

Number of shares used in per share calculations:
Basic	1,074	1,070	1,060	1,072	1,053
Diluted	1,190	1,195	1,201	1,193	1,199

CONSOLIDATED FINANCIAL SUMMARY, Continued

As of	Mar 5, 2015	Dec 4, 2014	Aug 28, 2014
Cash and short-term investments	$4,479	$4,230	$4,534
Receivables	2,761	2,663	2,906
Inventories	2,377	2,448	2,455
Total current assets	9,918	9,672	10,245
Long-term marketable investments	1,869	1,077	819
Property, plant and equipment, net	9,233	9,132	8,682
Total assets	23,818	22,542	22,498

Accounts payable and accrued expenses	2,662	2,965	2,864
Current debt (2) (5)	1,199	1,168	1,638
Total current liabilities	4,120	4,419	4,811
Long-term debt (2) (5)	5,519	4,608	4,955

Total Micron shareholders' equity	12,426	11,678	10,771
Noncontrolling interests in subsidiaries	815	815	802
Total equity	13,241	12,493	11,573

	Six Months Ended
	Mar 5, 2015	Feb 27, 2014
Net cash provided by operating activities	$2,843	$2,897
Net cash provided by (used for) investing activities	(3,202)	(653)
Net cash provided by (used for) financing activities	(144)	(804)

Depreciation and amortization	1,355	1,102
Expenditures for property, plant and equipment	(1,522)	(1,234)
Proceeds from issuance of debt and sale-leaseback transactions	1,254	1,076
Repayments of debt	(1,149)	(1,987)

(1)
Other operating expense for the first quarter of 2014 included a charge of $233 million to accrue a liability in connection with the company's settlement of all pending litigation with Rambus, Inc., including all antitrust and patent matters. The amount accrued represented the discounted value of amounts due under the arrangement.

(2)	Other non-operating income (expense) consisted of the following:

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Mar 5, 2015	Dec 4, 2014	Feb 27, 2014	Mar 5, 2015	Feb 27, 2014
Loss on restructure of debt	$—	$(30)	$(80)	$(30)	$(155)
Gain (loss) from changes in currency exchange rates	(6)	(21)	(14)	(27)	(20)
Adjustment to gain on MMJ Acquisition	—	—	(33)	—	(33)
Other	—	2	5	2	6
	$(6)	$(49)	$(122)	$(55)	$(202)

In the first quarter of fiscal 2015, the company recognized aggregate losses of $30 million in connection with debt restructure activities, including settlements of conversions of the company's 2031B Notes for $389 million in cash; repurchases of $36 million principal amount of the company's 2032 series notes in privately-negotiated transactions for $125 million; and the repayment of a $121 million note prior to its scheduled maturity. In the second quarter and first sixth months of fiscal 2014, the company recognized losses of $80 million and $155 million, respectively, from transactions to restructure its debt, including conversions, settlements, repurchases and exchange transactions.

(3)
Income taxes for the second and first quarters of fiscal 2015 and second quarter of fiscal 2014 included $33 million, $38 million and $55 million, respectively, related to the utilization of deferred tax assets as a result of MMJ's and MMT's operations. Remaining taxes for fiscal 2015 and 2014 primarily reflect taxes on the company's other non-U.S. operations. The company has a full valuation allowance for its net deferred tax asset associated with its U.S. operations. The provision (benefit) for taxes on U.S. operations for fiscal 2015 and 2014 was substantially offset by changes in the valuation allowance.

(4)
Equity in net income of equity method investees for the second quarter of fiscal 2015 included $65 million related to the company's share of Inotera's release of valuation allowances against its deferred tax assets related to its net operating loss carryforward.

(5)	On February 3, 2015, the company issued $1.00 billion in aggregate principal amount of 5.25% Senior Notes due August 2023 (the "2023 Notes"). Issuance costs for the 2023 Notes totaled $12 million.

In the second quarter of 2015, the company recorded capital lease obligations aggregating $287 million, including $254 million related to equipment sale-leaseback transactions, at a weighted-average effective interest rate of 3.2%, payable in periodic installments through February 2019.

On February 12, 2015, the company terminated its unused $255 million senior secured three-year revolving credit facility and entered into a senior secured five-year revolving credit facility.  Under this credit facility, the company can draw up to the lesser of $750 million or 80% of the net outstanding balance of certain trade receivables. The revolving credit facility contains customary covenants and conditions.  Interest is payable on any outstanding principal balance at a variable rate equal to LIBOR plus an applicable margin ranging between 1.75% to 2.25%, depending upon the utilized portion of the facility.  As of March 5, 2015, the amount available was $704 million and the company had not drawn any amounts under this facility.

On December 2, 2014, the company terminated its unused $153 million senior secured three-year revolving credit facility and entered into a senior secured five-year revolving credit facility, collateralized by a security interest in certain trade receivables and inventory. The credit facility has an aggregate revolving commitment which is subject to certain adjustments, including an availability block that effectively limits the maximum amount the company could draw to $540 million.  The revolving credit facility contains customary covenants and conditions.  Generally, interest is payable on any outstanding principal balance at a variable rate not to exceed LIBOR plus an applicable margin ranging between 1.25% to 1.75%, based on the monthly average undrawn availability under the credit facility. As of March 5, 2015, the amount available was $473 million and the company had not drawn any amounts under this facility.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	2nd Qtr.	1st Qtr.
	Mar 5, 2015	Dec 4, 2014
GAAP net income attributable to Micron	$934	$1,003
Non-GAAP adjustments:
Restructure and asset impairments	1	11
Amortization of debt discount and other costs	33	38
Loss on restructure of debt	—	30
(Gain) loss from changes in currency exchange rates	6	21
Gain from disposition of shares in Aptina	—	(1)
Estimated tax effects of above items	(1)	(2)
Non-cash taxes from MMJ and MMT	33	38
Non-cash taxes from Inotera	(65)	—
Total non-GAAP adjustments	7	135
Non-GAAP net income attributable to Micron	$941	$1,138

Number of shares used in diluted per share calculations:
GAAP	1,190	1,195
Effect of capped calls	(27)	(27)
Non-GAAP	1,163	1,168

Diluted earnings per share:
GAAP	$0.78	$0.84
Effects of above	0.03	0.13
Non-GAAP	$0.81	$0.97

The table above sets forth non-GAAP net income attributable to Micron, diluted shares and diluted earnings per share. The adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities of the company. The company believes this non-GAAP information is helpful to understanding trends and in analyzing the company's operating results and earnings. The company is providing this information to investors to assist in performing analyses of the company's operating results. When evaluating performance and making decisions on how to allocate company resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies.

The company's management excludes the following items in analyzing the company's operating results and understanding trends in the company's earnings:

•	Restructure and asset impairments, including impairment of equity method investments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with the company's convertible debt and the MMJ installment debt;

•	Loss on restructure of debt;

•	(Gain) loss from changes in currency exchange rates;

•	Gain from disposition of shares in Aptina;

•	The estimated tax effects of above items;

•	Non-cash taxes resulting from utilization of, and other changes in, deferred tax assets of MMJ and MMT; and

•	Non-cash taxes resulting from changes in deferred tax assets of Inotera, an equity method investment of the company.

Non-GAAP diluted shares include the impact, based on the average share price for the quarter, of the company's outstanding capped call transactions, which are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of the company's convertible notes.